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Exhibit 99

TRIUMPH GROUP, INC.
2004 STOCK INCENTIVE PLAN

  1.
  Purpose of the Plan.

        The purpose of this Plan is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company's continued progress and, thereby, encourage recipients to act in the shareowner's interest and share in the Company's success.

  2.
  Definitions.

        As used herein, the following definitions shall apply:

          (a)   "Affiliate" means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Committee.

          (b)   "Award" means a Stock Award or Option granted in accordance with the terms of the Plan.

          (c)   "Awardee" means an Employee of the Company or any Affiliate who has been granted an Award under the Plan.

          (d)   "Award Agreement" means a Stock Award Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Committee, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

          (e)   "Board" means the Board of Directors of the Company.

          (f)    "Change in Control" means any of the following, unless the Committee provides otherwise:

            i.      any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareowners did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction);

            ii.     the sale of all or substantially all of the Company's assets to any other person or entity (other than a wholly-owned subsidiary);

            iii.    the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act);

            iv.    the dissolution or liquidation of the Company; or

            v.     a contested election of directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board.

          (g)   "Code" means the Internal Revenue Code of 1986, as amended.

          (h)   "Committee" means the Compensation Committee of the Board.

          (i)    "Common Stock" means the common stock of the Company.

          (j)    "Company" means Triumph Group, Inc., a Delaware corporation, or its successor.

          (k)   "Employee" means a regular, active employee of the Company or any Affiliate.

          (l)    "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          (m)  "Fair Market Value" means, with respect to a Share, unless the Committee determines otherwise, the closing price of a Share in New York Stock Exchange Composite Transaction on the relevant date, or if no sale shall have made on such exchange on that date, the closing price of a Share in New York Stock Exchange Composite Transaction on the last preceding day on which there was a sale.

          (n)   "Grant Date" means the date as of which an Award is granted.

          (o)   "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of section 422 of the Code and the regulations promulgated thereunder.

          (p)   "Nonstatutory Stock Option" means an Option that is not intended to qualify as an Incentive Stock Option.

          (q)   "Option" means a right granted under Section 8 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the "Option Agreement"). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

          (r)   "Participant" means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

          (s)   "Plan" means Triumph Group, Inc. 2004 Stock Incentive Plan, as set forth herein and as amended from time to time.

          (t)    "Retirement" means retirement from active employment with the Company or a Subsidiary pursuant to the relevant provisions of the applicable pension plan of such entity or as otherwise determined by the Committee.

          (u)   "Share" means a share of Common Stock, as adjusted, if applicable, in accordance with Section 13 of the Plan.

          (v)   "Stock Award" means an award or issuance of Shares made under Section 11 of the Plan.

          (w)  "Subsidiary" means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

          (x)   "Termination of Employment" shall mean, with respect to any Employee, the Employee's ceasing to be an Employee; provided, however, that for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

          (y)   "Total and Permanent Disability" shall have the meaning set forth in Section 22(e)(3) of the Code.

          (z)   "Total Shareholder Return" shall mean the increase in value of a company over a period of time, plus dividends paid by such company during such period.

3.
Stock Subject to the Plan.

          (a)   Aggregate Limits.    Subject to Section 13, the aggregate number of Shares subject to Awards granted under the Plan is 1,600,000 Shares provided, however, that the aggregate number of Shares issued under the Plan as Stock Awards shall not exceed 480,000. Shares subject to Awards that are cancelled, expire or are forfeited shall be available for re-grant under the Plan. Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

          (b)   Code Section 162(m) and 422 Limits.    Subject to Section 13, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 75,000, except that in connection with his or her initial service, an Awardee may be granted Awards covering up to an additional 50,000 Shares. Subject to Section 13, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 1,600,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 13(a) only to the extent that such adjustment will not affect the status of any Award intended to qualify as "performance based compensation" under Code section 162(m) or the ability to grant or the qualification of Incentive Stock Options under the Plan.

  4.
  Administration Of The Plan.

            (a)   Procedure.

            i.      Administrator.    The Plan shall be administered by the Committee.

            ii.     Section 162.    To the extent that the Committee determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of section 162(m) of the Code, Awards to "covered employees" within the meaning of section 162(m) of the Code or Employees that the Committee determines may be "covered employees" in the future shall be made by a Committee of two or more "outside directors" within the meaning of section 162(m) of the Code.

            iii.    Delegation of Authority for the Day-to-Day Administration of the Plan.    Except to the extent prohibited by applicable law (including applicable stock exchange rules), the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in the Plan. Such delegation may be revoked at any time.

          (b)   Powers of the Committee.     Subject to the other provisions of the Plan, the Committee shall have the authority, in its discretion:

            i.      to select the Employees to whom Awards are to be granted hereunder;

            ii.     to determine the number of Shares to be covered by each Award granted hereunder;

            iii.    to determine the type of Award to be granted to the selected Employees;

            iv.    to approve forms of Award Agreements for use under the Plan;

            v.     to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

            vi.    to correct administrative errors;

            vii.   to construe and interpret the terms of the Plan and Awards granted under the Plan;

            viii.  to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures;

            ix.    to prescribe, amend and rescind rules and regulations relating to the Plan;

            x.     to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 14 and may not impair any outstanding Award unless agreed to in writing by the Participant;

            xi.    to allow Participants to satisfy withholding tax amounts by electing (in such form and under such conditions as the Committee may provide) to have the Company withhold from the Shares to be issued upon exercise of a Nonstatutory Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld;

            xii.   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

            xiii.  to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation: (A) restrictions under an insider trading policy; and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

            xiv.  to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

          (c)   Effect of Committee's Decision.    All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

  5.
  Eligibility.

        Awards may be granted only to Employees.

  6.
  Term of Plan.

        The Plan shall become effective upon its approval by shareholders of the Company. It shall continue in effect for a term of ten (10) years from the later of the date the Plan or any amendment to add shares to the Plan is approved by shareholders of the Company unless terminated earlier under Section 14.

  7.
  Term of Award.

        The term of each Award shall be determined by the Committee and stated in the Award Agreement. In the case of an Option, the term shall be no longer than ten (10) years from the Grant Date.

  8.
  Options.

        Each Option shall be evidenced by an Option Agreement, the terms and conditions of which are consistent with the following:

          (a)   Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

          (b)   No Option Repricings.    Other than in connection with a change in the Company's capitalization (as described in Section 13(a)), the exercise price of an Option may not be reduced without shareholder approval.

          (c)   Vesting Period and Exercise Dates.    Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option's term as determined by the Committee.

          (d)   Form of Consideration.    The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

            i.      cash;

            ii.     check or wire transfer (denominated in U.S. Dollars);

            iii.    subject to any conditions or limitations established by the Committee, other Shares which (A) in the case of Shares acquired upon the exercise of an Option, have been owned by the Participant for more than six months on the date of surrender and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

            iv.    consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee;

            v.     such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable law; or

            vi.    any combination of the foregoing methods of payment.

  9.
  Option Limitations/Terms.

          (a)   Eligibility for Incentive Stock Options.    Only employees (as determined in accordance with section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

          (b)   $100,000 Limitation for Incentive Stock Options.    Notwithstanding the designation "Incentive Stock Option" in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

          (c)   Effect of Termination of Employment on Options.

            i.      Generally.    Unless otherwise provided in the Option Agreement, upon an Awardee's Termination of Employment other than as a result of circumstances described in Sections 9(c)(ii), (iii) and (iv) below, any outstanding Option granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate 90 days after the date of the Awardee's Termination of Employment.

            ii.     Disability or Retirement of Awardee.    Unless otherwise provided in the Option Agreement, upon an Awardee's Termination of Employment as a result of the Awardee's disability (as determined by the Committee) or Retirement all outstanding exercisable Options granted to such Awardee shall remain exercisable until the expiration of the stated term of the Option. If the Participant does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

            iii.    Death of Awardee.    Unless otherwise provided in the Option Agreement, upon an Awardee's Termination of Employment as a result of the Awardee's death, all outstanding exercisable Options granted to such Awardee shall remain exercisable until the expiration of the stated term of the Option. If an Option is held by the Awardee when he or she dies, the Option may be exercised by the beneficiary designated by the Awardee, the executor or administrator of the Awardee's estate or, if none, by the person(s) entitled to exercise the Option under the Awardee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified, such Option (to the extent not exercised) shall automatically terminate.

            iv.    Voluntary Severance Incentive Program.    Upon an Awardee's Termination of Employment as a result of participation in a voluntary severance incentive program of the Company or a Subsidiary approved by the Board or a Committee, unless provided otherwise pursuant to the terms of such voluntary severance incentive program, all outstanding Options granted to the Awardee shall immediately become fully vested and shall remain exercisable until the expiration of the stated term of the Option. If the Participant does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

            v.     Divestiture.    If an Awardee will cease to be an Employee because of a divestiture by the Company, prior to such Termination of Employment, the Committee may, in its sole discretion, make some or all of the outstanding Options granted to the Awardee become fully vested, and such Options shall remain exercisable until the expiration of the stated term of the Option. The determination of whether a divestiture will occur shall be made by the Committee in its sole discretion. If the Participant does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

            vi.    Work Force Restructuring or Similar Program.    If an Awardee will cease to be an Employee because of a work force restructuring or similar program, prior to such Termination of Employment, the Committee may, in its sole discretion, make some or all of the outstanding Options granted to the Awardee become fully vested and such Options shall remain exercisable until the expiration of the stated term of the Option. The determination of whether a work force restructuring will occur shall be made by the Committee in its sole discretion. If the Participant does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

  10.
  Exercise of Option.

          (a)   Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Option Agreement.

          (b)   An Option shall be deemed exercised when the Company receives (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; (ii) full payment for the Shares with respect to which the related Option is exercised; and (iii) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

          (c)   Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Committee or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareowner shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

          (d)   An Option may not be exercised for a fraction of a Share.

  11.
  Stock Awards.

        Each Stock Award shall be evidenced by a Stock Award Agreement, the terms and conditions of which are consistent with the following:

          (a)   Restrictions and Performance Criteria.    Stock Awards shall vest at such time and in such installments as determined by the Committee; provided, however, that in the case of Stock Awards issued to corporate officers and Employees designated as "Group Presidents," the vesting of Stock Awards may be subject to the attainment of performance goals, including attainment of certain levels of Total Shareholder Return of the Company relative to Total Shareholder Return of a peer group of companies.

          (b)   Forfeiture.    Unless otherwise provided in the Stock Award Agreement, upon the Awardee's Termination of Employment (other than as provided below in Sections 11(d), (e) and (f)), the Shares subject to a Stock Award that have not become vested pursuant to the Stock Award Agreement shall be forfeited.

          (c)   Disability or Retirement of Awardee.    For clarity, termination of employment due to death shall be covered by this paragraph. Unless otherwise provided in the Stock Award Agreement, if an Awardee's Termination of Employment is due to the Awardee's disability or Retirement, all outstanding Stock Awards granted to such Awardee shall continue to vest, provided the following conditions are met:

            i.      The Awardee shall not render services for any organization or engage directly or indirectly in any business which, in the opinion of the Committee, competes with, or is in conflict with the interest of, the Company. The Awardee shall be free, however, to purchase as an investment or otherwise stock or other securities of such organizations as long as they are listed upon a recognized securities exchange or traded over-the-counter, or as long as such investment does not represent a substantial investment in the opinion of the Committee or a significant (greater than 3%) interest in the particular organization. For the purposes of this subsection, a company (other than an Affiliate) which is engaged in the business of producing, leasing or selling products or providing services of the type now or at any time hereafter made or provided by the Company or any of its Affiliates shall be deemed to compete with the Company;

            ii.     The Awardee shall not, without prior written authorization from the Company, use in other than the business of the Company or any of its Affiliates, any confidential information or material relating to the business of the Company or its Affiliates, either during or after employment with the Company or any of its Affiliates;

            iii.    The Awardee shall disclose promptly and assign to the Company or one of its Affiliates, as appropriate, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Awardee during employment by the Company or any of its Affiliates, relating in any manner to the actual or anticipated business, research or development work of the Company or any of its Affiliates and shall do anything reasonably necessary to enable the Company or one of its Affiliates, as appropriate, to secure a patent where appropriate in the United States and in foreign countries; and

            iv.    An Awardee retiring due to age shall render, as a consultant and not as an Employee, such advisory or consultative services to the Company as shall be reasonably requested in writing from time to time by the Committee, consistent with the state of the retired Awardee's health and any employment or other activities in which such Awardee may be engaged. For purposes of this Plan, the Awardee shall not be required to devote a major portion of time to such services and shall be entitled to reimbursement for any reasonable out-of-pocket expenses incurred in connection with the performance of such services.

          (d)   Voluntary Severance Incentive Program.    Upon an Awardee's Termination of Employment as a result of participation in a voluntary severance incentive program of the Company or an Affiliate approved by the Committee, then unless provided otherwise pursuant to the terms of such voluntary severance incentive program, all outstanding Stock Awards granted to such Awardee shall immediately vest and all forfeiture provisions shall lapse.

          (e)   Divestiture.    If an Awardee will cease to be an Employee because of a divestiture by the Company, prior to such Termination of Employment, the Committee may, in its sole discretion, accelerate the vesting of all or a portion of any outstanding Stock Award granted to such Awardee and provide that all forfeiture provisions with respect to such Stock Awards shall lapse. The determination of whether a divestiture will occur shall be made by the Committee in its sole discretion.

          (f)    Work Force Restructuring or Similar Program.    If an Awardee will cease to be an Employee because of a work force restructuring, prior to such Termination of Employment, the Committee may, in its sole discretion, accelerate the vesting of all or a portion of any outstanding Stock Award granted to such Awardee and provide that all forfeiture provisions with respect to such Stock Awards shall lapse. The determination of whether a work force restructuring will occur and whether the Awardee ceases to be an Employee because of such work force restructuring shall be made by the Committee in its sole discretion.

          (g)   Rights as a Shareholder.    The Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

12.
Other Provisions Applicable to Awards.

        (a)   Non-Transferability of Awards.    Unless provided otherwise in an Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution.

        (b)   Certification.    Prior to the payment of any compensation under an Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall certify the extent to which any performance criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

13.
Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

        (a)   Changes in Capitalization.    Subject to any required action by the shareholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Section 3, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

        (b)   Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Committee may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

        (c)   Change in Control.    In the event there is a Change in Control of the Company, as determined by the Committee, the Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and terminate any restrictions on Stock Awards; and (iii) provide for the cancellation of Awards in exchange for a cash payment to the Participant.

14.
Amendment and Termination of the Plan.

        (a)   Amendment and Termination.    The Committee may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareowners of the Company in the manner and to the extent required by applicable law (including applicable stock exchange requirements). In addition, without limiting the foregoing, unless approved by the shareowners of the Company, no such amendment shall be made that would:

          i.      materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 13;

          ii.     reduce the minimum exercise price for Options granted under the Plan;

          iii.    reduce the exercise price of outstanding Options; or

          iv.    change the class of persons eligible to receive Awards under the Plan.

        (b)   Effect of Amendment or Termination.    No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Committee's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

        (c)   Effect of the Plan on Other Arrangements.    Neither the adoption of the Plan by the Board or the Committee nor the submission of the Plan to the shareowners of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

15.
Designation of Beneficiary.

        (a)   An Awardee may file a written designation of a beneficiary who is to receive the Awardee's rights pursuant to Awardee's Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under applicable law.

        (b)   Such designation of beneficiary may be changed by the Awardee at any time by written notice in a form approved by the Committee. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee's death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one of the dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

16.
No Right to Awards or to Employment.

        No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

17.
Legal Compliance.

        Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

18.
Inability to Obtain Authority.

        To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.
Reservation of Shares.

        The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

20.
Notice.

        Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

21.
Governing Law; Interpretation of Plan and Awards.

        (a)   This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

        (b)   In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

        (c)   The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

        (d)   The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

        (e)   All questions arising under the Plan or under any Award shall be decided by the Committee in its total and absolute discretion.

22.
Limitation on Liability.

        The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

        (a)   The Non-Issuance of Shares.    The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

        (b)   Tax Consequences.    Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

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TRIUMPH GROUP, INC. 2004 STOCK INCENTIVE PLAN